FOR IMMEDIATE RELEASE

Contacts: Martha Fleming, Charles D. Christy
Fidelity Southern Corporation (404) 240-1504

FIDELITY SOUTHERN CORPORATION REPORTS EARNINGS
FOR FIRST QUARTER OF $11.8 MILLION
ATLANTA, GA (April 19, 2018) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today reported net income of $11.8 million, or $0.43 per diluted share, for the first quarter of 2018, compared with $12.4 million, or $0.46 per diluted share, for the fourth quarter of 2017, and with $10.5 million, or $0.40 per diluted share for the first quarter of 2017.

Fidelity’s Chairman, Jim Miller, said, “We are pleased with the results for this quarter as our commercial bank continues to show great progress. The investment we made in our mortgage company over the past year greatly paid off as we saw continued growth and profitability from this line of business. Market pressures continue to change in regards to the indirect auto business. As such, we recently announced the closure of our indirect auto business from Virginia, Louisiana, and Arkansas in order to better align our operations to the declining demand for this product.”

President Palmer Proctor added, “The momentum we started last quarter has continued this quarter in growing higher yielding assets and core deposits. This is our key strategy in our ongoing effort to position the bank for future growth and prosperity. Our SBA and mortgage divisions continue to expand into new markets and our investment in experienced lenders for our commercial bank has already paid off. We are pleased with the progress of our strategic objectives, including improvements to our technology and infrastructure, that will allow us to become a more efficient and effective financial institution.”

BALANCE SHEET
Total assets grew by $234.8 million, or 5.1%, during the quarter, to $4.8 billion at March 31, 2018, compared to $4.6 billion at December 31, 2017, primarily due to total loan growth of $200.9 million, mainly in the commercial and mortgage loan portfolios. Cash balances contributed $14.2 million to the increase and servicing rights increased by $6.9 million, primarily due to mortgage servicing rights ("MSRs") impairment recovery of $4.5 million during the quarter. Other assets also increased by $9.2 million, of which $8.7 million was an increase in FHLB stock.
Asset growth for the quarter was funded by $78.1 million in core deposit growth, $187.2 million increase in short-term borrowings, primarily FHLB borrowings, offset by a $44.9 million reduction in time deposits, mainly brokered deposits.

Loans
The increase in total loans, including loans held for sale, during the quarter of $200.9 million, or 5.1%, to $4.1 billion at March 31, 2018, was primarily driven by increases of $110.8 million in mortgage, $91.4 million in commercial and SBA, and $17.5 million in construction. The commercial loan production momentum that began in the 4th quarter of 2017 continued to be strong as we continue to implement strategies that will grow our commercial bank. Partially offsetting these increases was a decrease of $25.0 million in the indirect loan portfolio held for sale. While loan sales were seasonally higher for the linked quarter, investor demand for the indirect product has declined, resulting in lower production.
The increase in loans held for sale of $67.5 million, or 18.9%, during the quarter, occurred as the pipeline for expected mortgage loan sales grew due to the decision to slightly extend the holding period of loans prior to sale in the secondary market in an effort to increase total income.
Asset Quality
Asset quality remained strong, although nonperforming assets increased during the quarter, excluding the guaranteed portion of government loans (“adjusted NPA’s”) and acquired loans. Adjusted NPA’s, a non-GAAP measure, increased by $4.5 million during the quarter. The increase was mainly due to two large commercial real estate loans added to nonaccrual during the quarter. The provision for loan losses increased by $2.1 million, mainly due to the growth of our commercial loan portfolio and several NPA-related specific reserves. Net charge-offs continued to trend low at 0.1% of average loans for the quarter.
Fair Value Adjustments
Loan servicing rights increased by $6.9 million, or 6.2%, during the quarter, to $119.6 million at March 31, 2018, compared to $112.6 million at December 31, 2017. MSRs, the primary component of loan servicing rights, contributed the majority of the change, increasing by 7.2%, to $107.9 million at March 31, 2018, as an increase in market interest rates drove the impairment recovery of $4.5 million for the quarter. MSRs also increased due to mortgage loan sales with servicing retained of $431.6 million for the quarter. The current estimated fair market value of MSRs was $113.2 million at March 31, 2018.
At March 31, 2018, fair value adjustments recorded on the balance sheet for loans held for sale, interest rate lock commitments ("IRLCs"), and hedge items were $12.7 million, a $2.3 million, or 22.8% increase, from December 31, 2017 due to growth in both loans held for sale (as previously discussed) and the gross pipeline of IRLCs.
Deposits
Core deposit growth was strong for the quarter as demand, money market and savings deposits grew by $78.1 million, or 2.65%, to $3.0 billion. Money market account promotions continued and new deposit accounts from commercial loan relationships began to fund. Three new branches recently opened in Georgia and Florida also contributed to deposit growth in the first quarter.
The enhanced core deposit base has allowed the Bank to be more relationship-oriented in its approach to time deposits and non-core brokered CD’s. Time deposits decreased by $44.9 million during the quarter, primarily due to the run off in brokered deposits of $40.0 million, resulting in a net increase in deposits of $33.2 million, or 0.86%.
INCOME STATEMENT
Net Income
Net income was $11.8 million, or $0.7 million less than the previous quarter, primarily due to the one-time income tax benefit of $4.9 million recorded in the previous quarter to revalue the deferred tax liability at December 31, 2017. The deferred tax liability was revalued as a result of the reduction of the federal corporate income tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act on December 22, 2017.

Pre-tax income was $3.2 million higher than the previous quarter, primarily due to higher noninterest income driven by the previously noted MSRs impairment recovery of $4.5 million, partially offset by a decrease in net interest income of $1.1 million as higher-cost short term borrowings increased relative to deposits to finance higher loan production in the first quarter. Noninterest expense also increased by $1.8 million due to increased salaries and benefits.
Net income was $1.2 million higher compared to the same quarter a year ago, primarily due to a decrease of $3.1 million in income tax expense from the change in the federal tax rate as discussed above. Pre-tax income was $1.9 million lower for the quarter. Higher net interest income of $2.5 million was the result of an increase of 13 basis points in loan yields and growth in average loans of $259.1 million, which was offset by $4.2 million in higher noninterest expense primarily salaries and benefits. The increase in loan yield was partially driven by a relatively larger increase in higher yielding commercial loans and the three increases to the fed funds rate in 2017 of 75 basis points in total.
Interest Income
Interest income of $41.6 million was flat compared to the prior quarter. An increase in average loans of $144.9 million drove higher interest income which was offset by loan yields that decreased by 8 basis points. Excluding the variance of 6 basis points in accretable yield, the yield decreased by 2 basis points for the quarter. Interest income on loans for the previous quarter included $1.2 million in accretable yield earned on the purchased credit impaired (“PCI”) loan portfolio, compared to $569,000 in the current quarter.
As compared to the same period in the prior year, interest income increased by $3.9 million, or 10.4%, as the yield on loans increased by 13 basis points, primarily in the commercial, construction, and mortgage loan portfolios, mainly due to the increases in the prime rate of 75 basis points during 2017.
Interest Expense
Interest expense of $6.8 million increased by $1.0 million, or 17.6%, for the quarter, primarily due to increased higher-cost short term borrowings as previously discussed and a 5 basis point increase in deposit cost, due primarily to CD special pricing increases and new Florida and Georgia promotional money market products and rates. The yield paid on short-term borrowings increased 134 basis points due to the significant use of FHLB borrowings during the quarter which carry higher rates.
As compared to the same period in the prior year, interest expense increased by $1.4 million, or 25.6%.
Net Interest Margin
The net interest margin was 3.29% for the quarter compared to 3.42% in the previous quarter, a decrease of 13 basis points, primarily due to the higher interest income in the previous quarter in the PCI loan portfolio as noted above. The yield on total average earning assets also decreased from 3.97% to 3.93%. Average loans increased by $144.9 million with an 8 basis point decrease in yield, primarily due to decreases in yield on commercial and SBA loans. Excluding the variance of 6 basis points in accretable yield, the yield decreased by 2 basis points for the quarter.
Average interest-bearing liabilities increased by $119.5 million, primarily driven by the increase in borrowings for the quarter of $204.3 million to fund loan growth. This increase was offset by a decrease in average interest-bearing deposits of $84.8 million for the quarter.
As compared to the same period a year ago, the net interest margin for the quarter increased by 8 basis points to 3.29% from 3.21%, primarily due to a 13 basis point increase in the yield on average loans of $4.0 billion, offset by an increase of 18 basis points in the yield on total interest-bearing liabilities of $3.1 billion. Average earning assets increased by $207.5 million, primarily due to an increase in average loans over the year. Average interest-bearing liabilities increased by $16.4 million, primarily driven by an increase in average interest-bearing deposits of $26.1 million, offset by a decrease in average borrowings of $9.7 million. Year over year, the deposit marketing campaigns in Florida have successfully increased average deposits and new commercial deposit relationships.
Noninterest Income
On a linked-quarter basis, noninterest income increased by $8.2 million, or 28.5%, largely due to a net increase in income from mortgage banking activities of $7.6 million, or 36.5%, including a $6.0 million recovery on the valuation of MSR and a $3.5 million gain from the fair value adjustment related to mortgage loans held for sale, pipeline of interest rate lock commitments, and related hedge items.
Compared to the same period a year ago, noninterest income for the quarter of $37.1 million decreased by $237,000, or 0.6%, primarily due to a net decrease in income from indirect lending activities of $2.3 million, due to a decrease in loan sales over the year as investor demand declined. This decrease was offset by an increase in mortgage banking activities of $2.7 million, or 10.4%, stemming from a change in MSRs impairment/recovery of $2.6 million.
Noninterest Expense
On a linked-quarter basis, total noninterest expense increased due to an increase in salaries and employee benefits expense and loan related expenses. The increase in salaries and benefits of $1.8 million resulted from a normal increase in payroll taxes in the first quarter, as well as an increase in headcount, mainly from new mortgage loan originators and staffing to support three new retail branches recently opened. Also, employee incentives and bonuses were lower in the fourth quarter of 2017 due to the decision not to award annual cash incentive bonuses to executives for 2017. Loan related expenses for the quarter were $930,000 higher due to increases in mortgage and commercial loan activity. These increases were offset by a decrease in commissions of $941,000.
Compared to the first quarter of 2017, noninterest expense of $54.7 million increased by $4.2 million, or 8.2%. Salaries and employee benefits expense increased by $2.1 million, or 8.4%, due primarily to an increase in headcount of 107, or 8.1%, in the mortgage and retail areas as previously discussed. Equity incentives granted in June 2017 which were tied to 2016 performance also increased salaries and benefits expense for the quarter. Occupancy expense increased by $769,000, or 18.5%, due to higher building rental expense as normal rent escalations occurred, as well as higher expenses paid for software maintenance. Professional and other services also increased by $731,000, or 18.0%, primarily due to higher expenses related to our continued investment in technology and back office operations to support our growth.
Income Taxes
The Tax Cuts and Jobs Act enacted on December 22, 2017 included, among other things, a reduction in the federal corporate income tax rate from 35% to 21% from the beginning of the tax year 2018 going forward.
On a linked-quarter basis, as well as compared to the same quarter in prior year, our effective tax rate decreased from 37.8% to 22.7% primarily the result of the federal tax rate change discussed above. Excluding the benefit of employee stock option exercises and other tax adjustments, the effective tax rate for the quarter would have been 24.0%.
OTHER NEWS
Fidelity continued its retail branch expansion during the quarter with the opening of the Hartley Bridge Road branch in Macon, Georgia on January 25, 2018, and the Covington, Georgia branch on March 30, 2018. Fidelity has received regulatory approval to open one additional branch in Sugar Hill, Georgia which it expects to open in Q2 2018, which will bring the total number of retail branches to 69.
ABOUT FIDELITY SOUTHERN CORPORATION
Fidelity Southern Corporation, through its operating subsidiaries, Fidelity Bank and LionMark Insurance Company, provides banking services and Wealth Management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect auto and mortgage loans are provided throughout the South while SBA loans are originated nationwide. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.
NON-GAAP FINANCIAL MEASURES
This release contains certain non-GAAP financial measures. The “GAAP TO NON-GAAP RATIO RECONCILIATION” tables included below reconcile GAAP to non-GAAP ratios. The non-GAAP ratios contain financial information determined by methods other than in accordance with GAAP. Management uses these “non-GAAP” financial measures in its analysis of the Company’s performance. Management believes that presentation of these non-GAAP financial measures provides useful supplemental information that allows better comparability with prior periods, as well as with peers in the industry and provides a greater understanding of the asset quality of the Company’s loan portfolio exclusive of the indirect auto, government-guaranteed and acquired loan portfolios. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

SAFE HARBOR
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” from Fidelity Southern Corporation’s 2017 Annual Report filed on Form 10-K with the Securities and Exchange Commission. Additional information and other factors that could affect future financial results are included in Fidelity’s filings with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
INCOME STATEMENT DATA:
Interest income	$41,562	$41,653	$37,642
Interest expense	6,794	5,779	5,408
Net interest income	34,768	35,874	32,234
Provision for loan losses	2,130	—	2,100
Noninterest income	37,133	28,888	37,370
Noninterest expense	54,742	52,910	50,572
Net income before income taxes	15,029	11,852	16,932
Income tax expense (benefit)	3,262	(591)	6,405
Net income	11,767	12,443	10,527
PERFORMANCE:
Earnings per common share - basic	$0.44	$0.46	$0.40
Earnings per common share - diluted	0.43	0.46	0.40
Total revenues	78,695	70,541	75,012
Book value per common share	15.19	14.86	14.09
Tangible book value per common share(1)	14.75	14.41	13.58
Cash dividends paid per common share	0.12	0.12	0.12
Dividend payout ratio	27.27%	26.09%	30.00%
Return on average assets	1.03%	1.10%	0.97%
Return on average shareholders’ equity	11.83%	12.57%	11.78%
Equity to assets ratio	8.54%	8.78%	8.19%
Net interest margin	3.29%	3.42%	3.21%
END OF PERIOD BALANCE SHEET SUMMARY:
Total assets	$4,811,659	$4,576,858	$4,531,057
Earning assets	4,466,249	4,242,218	4,192,919
Loans, excluding Loans Held for Sale	3,714,308	3,580,966	3,354,926
Total loans	4,139,608	3,938,721	3,716,043
Total deposits	3,900,407	3,867,200	3,755,108
Shareholders’ equity	410,744	401,632	371,302
Assets serviced for others	10,367,564	10,242,742	9,553,855
ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.11%	0.11%	0.16%
Allowance to period-end loans	0.83%	0.83%	0.91%
Nonperforming assets to total loans, ORE and repossessions	2.04%	1.76%	1.77%
Adjusted nonperforming assets to loans, ORE and repossessions(2)	1.14%	1.06%	1.25%
Allowance to nonperforming loans, ORE and repossessions	0.41x	0.47x	0.51x
SELECTED RATIOS:
Loans to total deposits	95.23%	92.60%	89.34%
Average total loans to average earning assets	92.71%	91.95%	91.08%
Noninterest income to total revenue	47.19%	40.95%	49.82%
Leverage ratio	8.74%	8.85%	8.48%
Common equity tier 1 capital	8.41%	8.86%	8.37%
Tier 1 risk-based capital	9.47%	10.00%	9.51%
Total risk-based capital	11.98%	12.65%	12.20%
Mortgage loan production	$613,314	$669,733	$552,997
Total mortgage loan sales	496,484	602,171	566,003
Indirect automobile production	258,560	345,032	316,541
Total indirect automobile sales	86,000	59,681	192,435
(1) Non-GAAP financial measure. See non-GAAP reconciliation table for the comparable GAAP.
(2) Excludes acquired loans and net of government guarantees. See non-GAAP reconciliation table for the comparable GAAP.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
ASSETS
Cash and cash equivalents	$200,496	$186,302	$350,502
Investment securities available-for-sale	124,576	120,121	139,071
Investment securities held-to-maturity	21,342	21,689	15,977
Loans held-for-sale	425,300	357,755	361,117

Loans	3,714,308	3,580,966	3,354,926
Allowance for loan losses	(30,940)	(29,772)	(30,455)
Loans, net of allowance for loan losses	3,683,368	3,551,194	3,324,471

Premises and equipment, net	88,624	88,463	87,222
Other real estate, net	7,668	7,621	11,284
Bank owned life insurance	72,284	71,883	70,587
Servicing rights, net	119,553	112,615	105,039
Other assets	68,448	59,215	65,787
Total assets	$4,811,659	$4,576,858	$4,531,057

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$1,152,315	$1,125,598	$1,005,372
Interest-bearing deposits
Demand and money market	1,505,766	1,498,707	1,321,936
Savings	363,099	318,749	381,751
Time deposits	879,227	924,146	1,046,049
Total deposits	3,900,407	3,867,200	3,755,108

Short-term borrowings	337,795	150,580	239,466
Subordinated debt, net	120,620	120,587	120,488
Other liabilities	42,093	36,859	44,693
Total liabilities	4,400,915	4,175,226	4,159,755

SHAREHOLDERS' EQUITY
Common stock	219,234	217,555	206,590
Accumulated other comprehensive (loss) income, net	(631)	383	699
Retained earnings	192,141	183,694	164,013
Total shareholders’ equity	410,744	401,632	371,302
Total liabilities and shareholders’ equity	$4,811,659	$4,576,858	$4,531,057

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Quarter Ended
($ in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
INTEREST INCOME
Loans, including fees	$39,849	$40,065	$36,083
Investment securities	1,175	1,015	1,208
Other	538	573	351
Total interest income	41,562	41,653	37,642
INTEREST EXPENSE
Deposits	4,313	4,219	3,449
Other borrowings	910	18	392
Subordinated debt	1,571	1,542	1,567
Total interest expense	6,794	5,779	5,408
Net interest income	34,768	35,874	32,234
Provision for loan losses	2,130	—	2,100
Net interest income after provision for loan losses	32,638	35,874	30,134
NONINTEREST INCOME
Service charges on deposit accounts	1,472	1,530	1,455
Other fees and charges	2,235	2,342	1,857
Mortgage banking activities	28,562	20,932	25,869
Indirect lending activities	2,148	2,566	4,426
SBA lending activities	1,157	581	1,818
Bank owned life insurance	380	411	439
Other	1,179	526	1,506
Total noninterest income	37,133	28,888	37,370
NONINTEREST EXPENSE
Salaries and employee benefits	27,561	25,745	25,438
Commissions	7,506	8,447	7,498
Occupancy, net	4,932	4,793	4,163
Professional and other services	4,798	4,620	4,067
Other	9,945	9,305	9,406
Total noninterest expense	54,742	52,910	50,572
Income before income tax expense/(benefit)	15,029	11,852	16,932
Income tax expense/(benefit)	3,262	(591)	6,405
NET INCOME	$11,767	$12,443	$10,527

EARNINGS PER COMMON SHARE:
Basic	$0.44	$0.46	$0.40
Diluted	$0.43	$0.46	$0.40
Weighted average common shares outstanding-basic	27,011	26,904	26,335
Weighted average common shares outstanding-diluted	27,121	27,011	26,477

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
LOANS BY CATEGORY
(UNAUDITED)

($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Commercial	$897,297	$811,199	$789,788	$796,699	$802,905
SBA	140,308	141,208	142,989	145,311	149,727
Total commercial and SBA loans	1,037,605	952,407	932,777	942,010	952,632

Construction loans	265,780	248,317	243,600	248,926	249,465

Indirect automobile	1,719,670	1,716,156	1,609,678	1,531,761	1,565,298
Installment loans and personal lines of credit	28,716	25,995	26,189	31,225	31,647
Total consumer loans	1,748,386	1,742,151	1,635,867	1,562,986	1,596,945
Residential mortgage	512,673	489,721	452,584	433,544	418,941
Home equity lines of credit	149,864	148,370	144,879	144,666	136,943
Total mortgage loans	662,537	638,091	597,463	578,210	555,884
Loans	3,714,308	3,580,966	3,409,707	3,332,132	3,354,926

Loans held-for-sale:
Residential mortgage	355,515	269,140	257,325	279,292	201,661
SBA	19,785	13,615	8,004	15,418	9,456
Indirect automobile	50,000	75,000	75,000	100,000	150,000
Total loans held-for-sale	425,300	357,755	340,329	394,710	361,117
Total loans	$4,139,608	$3,938,721	$3,750,036	$3,726,842	$3,716,043

DEPOSITS BY CATEGORY
(UNAUDITED)

	For the Quarter Ended
	March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
($ in thousands)	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate
Noninterest-bearing demand deposits	$1,120,562	—%	$1,124,759	—%	$1,103,414	—%	$1,027,909	—%	$961,188	—%
Interest-bearing demand deposits	1,477,280	0.48%	1,482,686	0.44%	1,447,874	0.42%	1,363,651	0.37%	1,244,955	0.31%
Savings deposits	330,239	0.31%	352,235	0.33%	340,663	0.31%	357,712	0.32%	387,007	0.36%
Time deposits	901,394	1.04%	958,790	0.94%	1,021,563	0.92%	1,049,248	0.90%	1,050,897	0.83%
Total average deposits	$3,829,475	0.46%	$3,918,470	0.43%	$3,913,514	0.42%	$3,798,520	0.41%	$3,644,047	0.38%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NONPERFORMING AND CLASSIFIED ASSETS
(UNAUDITED)

($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
NONPERFORMING ASSETS
Nonaccrual loans (2)(6)	$58,706	$47,012	$41,408	$37,894	$38,377
Loans past due 90 days or more and still accruing	7,728	6,313	6,534	7,210	8,414
Repossessions	1,853	2,392	2,040	1,779	1,654
Other real estate (ORE)	7,668	7,621	8,624	9,382	11,284
Nonperforming assets	$75,955	$63,338	$58,606	$56,265	$59,729

ASSET QUALITY RATIOS
Loans 30-89 days past due	$15,695	$22,079	$10,193	$7,181	$10,734
Loans 30-89 days past due to loans	0.42%	0.62%	0.30%	0.22%	0.32%
Loans past due 90 days or more and still accruing to loans	0.21%	0.18%	0.19%	0.22%	0.25%
Nonperforming loans as a % of loans	1.79%	1.49%	1.41%	1.35%	1.39%
Nonperforming assets to loans, ORE, and repossessions	2.04%	1.76%	1.71%	1.68%	1.77%
Adjusted nonperforming assets to loans, ORE and repossessions(8)	1.14%	1.06%	1.05%	1.17%	1.25%
Nonperforming assets to total assets	1.58%	1.38%	1.30%	1.22%	1.32%
Adjusted nonperforming assets to total assets(8)	0.84%	0.79%	0.75%	0.79%	0.86%
Classified Asset Ratio(4)	21.70%	20.70%	20.59%	20.14%	20.97%
ALL to nonperforming loans	46.57%	55.83%	64.04%	67.46%	65.09%
Net charge-offs, annualized to average loans	0.11%	0.11%	0.13%	0.09%	0.16%
ALL as a % of loans	0.83%	0.83%	0.90%	0.91%	0.91%
Adjusted ALL as a % of adjusted loans(7)	1.15%	1.16%	1.29%	1.30%	1.35%
ALL as a % of loans, excluding acquired loans(5)	0.88%	0.88%	0.96%	0.98%	0.98%

CLASSIFIED ASSETS
Classified loans(1)	$83,867	$77,679	$75,033	$71,040	$71,082
ORE and repossessions	9,521	10,013	10,664	11,161	12,938
Total classified assets(3)	$93,388	$87,692	$85,697	$82,201	$84,020

(1) Amount of SBA guarantee included in classified loans	$2,879	$2,930	$2,755	$7,458	$5,213
(2) Amount of repurchased government-guaranteed loans, primarily residential mortgage loans, included in nonaccrual loans	$26,091	$19,478	$15,450	$12,502	$12,287
(3) Classified assets include loans having a risk rating of substandard or worse, both accrual and nonaccrual, repossessions and ORE, net of loss share and purchase discounts (for periods prior to 2018)

(4) Classified asset ratio is defined as classified assets as a percentage of the sum of Tier 1 capital plus allowance for loan losses
(5) Allowance calculation excludes the recorded investment of acquired loans, due to valuation calculated at acquisition
(6) Excludes purchased credit impaired (PCI) loans which are not removed from their accounting pool
(7) Excludes indirect and acquired loans. See non-GAAP reconciliation table for a reconciliation to the comparable GAAP measure
(8) Excludes acquired loans and net of government guarantees. See non-GAAP reconciliation table for a reconciliation to the comparable GAAP measure

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
INCOME FROM INDIRECT LENDING ACTIVITIES
(UNAUDITED)

	For the Quarter Ended
(in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Loan servicing revenue	$1,769	$2,158	$2,130	$2,199	$1,919
Gain on sale of loans	442	532	263	1,074	1,821
Gain on capitalization of servicing rights	569	406	182	1,020	1,403
Ancillary loan servicing revenue	183	247	172	204	153
Gross indirect lending revenue	2,963	3,343	2,747	4,497	5,296
Less:
Amortization of servicing rights, net	(815)	(777)	(846)	(857)	(870)
Total income from indirect lending activities	$2,148	$2,566	$1,901	$3,640	$4,426

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Average loans outstanding(1)	$1,784,982	$1,748,179	$1,627,946	$1,675,644	$1,756,958
Loans serviced for others	$1,018,743	$1,056,509	$1,114,710	$1,216,296	$1,197,160
Past due loans:
Amount 30+ days past due	2,257	3,423	2,965	1,535	2,223
Number 30+ days past due	197	283	255	143	200
30+ day performing delinquency rate(2)	0.13%	0.19%	0.18%	0.09%	0.13%
Nonperforming loans	1,539	1,916	1,405	1,363	1,778
Nonperforming loans as a percentage of period end loans(2)	0.09%	0.11%	0.08%	0.08%	0.10%
Net charge-offs	$1,147	$798	$1,047	$1,332	$1,502
Net charge-off rate(3)	0.27%	0.19%	0.27%	0.35%	0.38%
Number of vehicles repossessed during the period	140	107	132	147	154
Quarterly production weighted average beacon score	781	783	776	758	758
(1)	Includes held-for-sale
(2)	Calculated by dividing loan category as of the end of the period by period-end loans including held for sale for the specified loan portfolio
(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Production by state:
Alabama	$12,239	$19,216	$13,587	$10,399	$14,452
Arkansas (3)	20,322	30,732	26,997	26,569	33,602
North Carolina	23,383	28,912	16,545	14,110	15,858
South Carolina	12,322	16,559	10,959	11,232	15,020
Florida	65,786	87,750	51,723	49,976	65,053
Georgia	38,288	45,571	31,266	28,091	36,178
Mississippi	24,785	32,141	24,535	20,136	21,370
Tennessee	13,509	17,635	10,931	10,012	14,143
Virginia (3)	3,620	6,495	8,223	6,292	10,282
Texas (2)	—	—	13,312	26,542	32,902
Louisiana (3)	44,306	60,021	47,576	45,306	56,046
Oklahoma (2)	—	—	430	1,051	1,635
Total production by state	$258,560	$345,032	$256,084	$249,716	$316,541

Loan sales	$86,000	$59,681	$27,115	$151,996	$192,435
Portfolio yield (1)	2.98%	2.98%	2.92%	2.84%	2.87%

(1)	Includes held-for-sale
(2)	Fidelity exited the Oklahoma and Texas markets in Q3 2017
(3)	Fidelity recently exited the Arkansas, Virginia and Louisiana markets

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
INCOME FROM MORTGAGE BANKING ACTIVITIES
(UNAUDITED)

	As of or for the Quarter Ended
(in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Marketing gain, net	$17,575	$16,683	$19,713	$21,355	$18,677
Origination points and fees	3,647	3,482	3,815	4,189	3,021
Loan servicing revenue	6,221	5,851	5,616	5,379	5,341
Gross mortgage revenue	$27,443	$26,016	$29,144	$30,923	$27,039
Less:
MSR amortization	(3,426)	(3,609)	(3,560)	(3,331)	(3,158)
MSR recovery/(impairment), net	4,545	(1,476)	(544)	(636)	1,989
Total income from mortgage banking activities	$28,562	$20,931	$25,040	$26,956	$25,870

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF MORTGAGE LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Production by region:
Georgia	$368,739	$423,876	$490,323	$519,497	$395,404
Florida	109,034	103,490	95,010	95,983	46,365
Alabama/Tennessee	2,709	4,609	7,299	7,294	3,600
Virginia/Maryland	91,842	106,398	129,774	143,885	81,901
North and South Carolina	40,990	31,360	30,448	33,767	25,727
Total production by region	$613,314	$669,733	$752,854	$800,426	$552,997

% for purchases	85.1%	82.9%	86.3%	89.6%	80.9%
% for refinance loans	14.9%	17.1%	13.7%	10.4%	19.1%

Portfolio Production:	$44,554	$66,236	$56,072	$46,902	$51,061

Funded loan type (UPB):
Conventional	65.9%	62.0%	62.0%	62.5%	63.9%
FHA/VA/USDA	22.1%	21.5%	23.3%	24.6%	24.2%
Jumbo	12.0%	16.5%	14.7%	12.9%	11.9%

Gross pipeline of locked loans to be sold (UPB)	$382,386	$203,896	$265,444	$360,551	$374,739
Loans held for sale (UPB)	$348,797	$262,315	$250,960	$271,714	$195,772

Total loan sales (UPB)	$496,484	$602,171	$731,595	$689,073	$566,003
Conventional	69.1%	64.3%	63.0%	63.6%	69.9%
FHA/VA/USDA	27.2%	25.0%	27.1%	26.6%	23.0%
Jumbo	3.7%	10.7%	9.9%	9.8%	7.1%

Average loans outstanding(1)	$725,444	$701,932	$698,068	$664,099	$592,537

(1) Includes held-for-sale

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
THIRD PARTY MORTGAGE LOAN SERVICING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Loans serviced for others (UPB)	$9,097,869	$8,917,117	$8,715,198	$8,357,934	$8,067,426
Average loans serviced for others (UPB)	$9,038,568	$8,896,305	$8,657,475	$8,304,065	$8,013,761

MSR book value, net of amortization	$113,217	$110,497	$107,434	$102,549	$98,550
MSR impairment	(5,274)	(9,818)	(8,343)	(7,799)	(7,163)
MSR net carrying value	$107,943	$100,679	$99,091	$94,750	$91,387

MSR carrying value as a % of period end UPB	1.19%	1.13%	1.14%	1.13%	1.13%

Delinquency % loans serviced for others	1.24%	1.87%	1.41%	1.02%	0.53%

MSR revenue multiple(1)	4.31	4.29	4.38	4.38	4.25

(1) MSR carrying value (period end) to period end loans serviced for others divided by the ratio of annualized mortgage loan servicing revenue to average mortgage loans serviced for others

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	For the Quarter Ended
	March 31, 2018		December 31, 2017		March 31, 2017
	Average	Yield/	Average	Yield/	Average	Yield/
($ in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Interest-earning assets:
Loans, net of unearned income (1)	$3,977,328	4.07%	$3,832,444	4.15%	$3,718,260	3.94%
Investment securities (1)	155,920	3.11%	142,494	2.86%	171,853	3.02%
Other earning assets	156,751	1.39%	193,186	1.18%	192,431	0.74%
Total interest-earning assets	4,289,999	3.93%	4,168,124	3.97%	4,082,544	3.75%
Noninterest-earning assets:
Cash and due from banks	36,370		39,173		38,578
Allowance for loan losses	(30,002)		(30,579)		(29,788)
Premises and equipment, net	88,732		88,124		87,792
Other real estate	7,606		8,631		14,147
Other assets	233,677		232,055		216,219
Total noninterest-earning assets	336,383		337,404		326,948
Total assets	$4,626,382		$4,505,528		$4,409,492
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand and money market deposits	$1,477,280	0.48%	$1,482,686	0.44%	$1,244,955	0.31%
Savings deposits	330,239	0.31%	352,235	0.33%	387,007	0.36%
Time deposits	901,394	1.04%	958,790	0.94%	1,050,897	0.83%
Total interest-bearing deposits	2,708,913	0.65%	2,793,711	0.60%	2,682,859	0.52%
Other short-term borrowings	235,519	1.57%	31,253	0.22%	245,262	0.65%
Subordinated debt	120,604	5.29%	120,571	5.07%	120,472	5.28%
Total interest-bearing liabilities	3,065,036	0.90%	2,945,535	0.78%	3,048,593	0.72%
Noninterest-bearing liabilities and shareholders’ equity:
Demand deposits	1,120,562		1,124,759		961,188
Other liabilities	37,336		42,486		37,390
Shareholders’ equity	403,448		392,748		362,321
Total noninterest-bearing liabilities and shareholders’ equity	1,561,346		1,559,993		1,360,899
Total liabilities and shareholders’ equity	$4,626,382		$4,505,528		$4,409,492
Net interest spread		3.03%		3.19%		3.03%
Net interest margin		3.29%		3.42%		3.21%

(1) Interest income includes the effect of taxable-equivalent adjustment using a 21% tax rate for the quarter ended March 31, 2018 and a 35% tax rate for the quarters ended December 31, 2017 and March 31, 2017.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RATIO RECONCILIATION
(UNAUDITED)

	For the Quarter Ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Reconciliation of nonperforming assets to adjusted nonperforming assets:
Nonperforming assets (GAAP)	$75,955	$63,338	$58,606	$56,265	$59,729
Less: repurchased government-guaranteed mortgage loans included on nonaccrual	(26,091)	(19,478)	(15,450)	(12,502)	(12,287)
Less: SBA guaranteed loans included on nonaccrual	(1,541)	(1,652)	(2,145)	(2,949)	(3,373)
Less: Nonaccrual acquired loans	(7,890)	(6,242)	(7,366)	(4,544)	(5,204)
Adjusted nonperforming assets, excluding acquired loans and government-guaranteed loans (Non-GAAP)	$40,433	$35,966	$33,645	$36,270	$38,865
Reconciliation of total loans, ORE and repossessions to total loans, ORE and repossessions, less acquired loans:
Loans, excluding Loans Held-for-Sale	$3,714,308	$3,580,966	$3,409,707	$3,332,132	$3,354,926
Add: ORE	7,668	7,621	8,624	9,382	11,284
Add: repossessions	1,853	2,392	2,040	1,779	1,654
Total loans, ORE, and repossessions (GAAP)	3,723,829	3,590,979	3,420,371	3,343,293	3,367,864
Less: acquired loans	(178,496)	(196,567)	(216,994)	(230,256)	(258,366)
Total loans, ORE, and repossessions, less acquired loans (non-GAAP)	$3,545,333	$3,394,412	$3,203,377	$3,113,037	$3,109,498
Nonperforming assets to loans, ORE, and repossessions (GAAP)	2.04%	1.76%	1.71%	1.68%	1.77%
Adjusted nonperforming assets to loans, ORE, and repossessions (non-GAAP)	1.14%	1.06%	1.05%	1.17%	1.25%
Nonperforming assets to total assets (GAAP)	1.58%	1.38%	1.30%	1.22%	1.32%
Adjusted nonperforming assets to total assets (non-GAAP)	0.84%	0.79%	0.75%	0.79%	0.86%
Reconciliation of allowance to adjusted allowance:
Allowance for loan losses (GAAP)	$30,940	$29,772	$30,703	$30,425	$30,455
Less: allowance allocated to indirect auto loans	(9,888)	(10,258)	(10,116)	(9,767)	(9,442)
Less: allowance allocated to acquired loans	(134)	(209)	(159)	(284)	(284)
Adjusted allowance for loan losses (non-GAAP)	$20,918	$19,305	$20,428	$20,374	$20,729

Reconciliation of period end loans to adjusted period end loans:
Loans, excluding Loans Held-for-Sale	$3,714,308	$3,580,966	$3,409,707	$3,332,132	$3,354,926
Less: indirect auto loans	(1,719,670)	(1,716,156)	(1,609,689)	(1,531,761)	(1,565,298)
Less: acquired loans	(178,496)	(196,567)	(216,994)	(230,256)	(258,366)
Adjusted total loans (non-GAAP)	$1,816,142	$1,668,243	$1,583,024	$1,570,115	$1,531,262
Allowance to total loans (GAAP)	0.83%	0.83%	0.90%	0.91%	0.91%
Adjusted allowance to adjusted total loans (non-GAAP)	1.15%	1.16%	1.29%	1.30%	1.35%
Reconciliation of book value per common share to tangible book value per common share:
Shareholders' equity	$410,744	$401,632	$388,068	$379,399	$371,302
Less: intangible assets	(12,028)	(12,306)	(12,625)	(12,966)	(13,307)
Tangible shareholders' equity	$398,716	$389,326	$375,443	$366,433	$357,995
End of period common shares outstanding	27,034,255	27,019,201	26,815,287	26,702,665	26,358,620
Book value per common share (GAAP)	15.19	14.86	14.47	14.21	14.09
Tangible book value per common share (non-GAAP)	14.75	14.41	14.00	13.72	13.58